Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Vitamin Shoppe Industries Inc.

VS Direct, Inc.

Vitamin Shoppe Mariner, Inc.

VS Hercules, LLC

Vitamin Shoppe Procurement Services, Inc.

Vitapath Canada Limited

Vitamin Shoppe Global, Inc.

FDC Vitamins, LLC

Betancourt Sports Nutrition, LLC

Vitamin Shoppe Asia Limited